Exhibit 10.21

COMMERCIAL LEASE (1953 Decree, Articles L 145-1 et seq. of the Commercial Code)

BETWEEN THE UNDERSIGNED:

-	JMB DÉVELOPPEMENT, a public limited company with a capital of €1,460,550, having its registered office at 4, rue Émile Baudot in PALAISEAU (91120), registered with the Évry Trade and Companies Register under number B 679 803 650,

Represented by Mr. Jean-François BRUNEAU, in his capacity as Chief Executive Officer, duly authorized for the purposes hereof,

Hereinafter referred to as “THE LESSOR”

AND

-	PASQAL, a simplified joint-stock company with a capital of €34,731.50, having its registered office at 7 rue Léonard de Vincy in Massy (91300), registered with the Evry Trade and Companies Register under number 849 441 522, represented by Mr. Raphaël Fauveau, duly authorized for the purposes hereof by virtue of a power of attorney granted to him today by Mr. Georges-Olivier Reymond, Chairman, a copy of which is attached hereto (Appendix 1)

hereinafter referred to as “THE LESSEE”

IT HAS BEEN PREVIOUSLY SET FORTH:

The LESSOR owns a building, originally intended for office use (“the PHÉNIX”), located in PALAISEAU (91120), at 24 rue Émile BAUDOT, with a total leasable area of 8,862 m² and 358 parking spaces, hereinafter referred to as THE BUILDING.

THE BUILDING consists of two building sections, PHÉNIX 1 and PHÉNIX 2, each with its own entrance lobby and vertical circulation.

The LESSEE has informed the LESSOR of its desire to lease a portion of the premises located in THE PROPERTY and covered by this lease, and the LESSOR has accepted the offer made by the LESSEE.

The LESSOR and the LESSEE acknowledge that they were able to freely discuss and negotiate in good faith all the terms and conditions of the lease, with each party having had the opportunity to seek assistance from its own legal counsel, ask questions, and obtain from the other party all the information and answers it deemed necessary for informed consent, and to assess the extent and scope of its obligations.

Consequently, the parties acknowledge that this lease constitutes a contract entered into by mutual agreement within the meaning of the provisions of Article 1195 of the Civil Code.

IT WAS THEN DECIDED AND AGREED:

I. DESCRIPTION

1.	Leased Premises

The LESSOR leases to the LESSEE, who accepts, the premises described below, which are part of the BUILDING:

-	6 units classified as Industrial: 202, 203, 204 located on the ground floor of the PHÉNIX 2 Building and 211, 212, 214 located on the first floor of the PHÉNIX 2 Building,

-	8 units classified as Office: 111, 112, 113, 114 located on the first floor of the PHÉNIX 1, 213 located on the first floor of the PHÉNIX 2 Building, and 221, 223, 224 located on the second floor of the PHÉNIX 2 Building, together representing a leasable area (SUBL) of 5,306 m² including the proportionate share of common areas, as shown on the floor plan and the area breakdown attached below (Appendices A & B)

-	90 underground parking spaces identified on the attached plans (Appendix A), ten (10) of which will be equipped with charging stations for electric vehicles no later than the effective date of the Lease;

-	10 outdoor parking spaces also identified on the attached plans (Appendix A).

The aforementioned premises, as they currently exist, including their fixtures and appurtenances, in their present condition and without the need for further description herein, the LESSEE hereby declares full knowledge of them, having viewed and inspected them prior to the signing of this lease.

Consequently, the LESSEE waives the right to make any claim whatsoever regarding their condition or any error in their description.

It is understood that this lease includes the use of common areas, with the LESSOR reserving the right to make, without needing the LESSEE’s approval, any changes or modifications to these areas.

Prior to making the Leased Premises available to the Lessee ahead of schedule, the Lessor had all technical components of the Leased Premises (HVAC, electrical systems, etc.) inspected and serviced; the Lessor guarantees that they are in good working order and comply with applicable standards as of the date of execution of this Agreement.

2.	Right of First Refusal

2.1. The LESSOR grants the LESSEE a right of first refusal with respect to any other space in the BUILDING that may be vacated by any other tenant of the building.

As soon as the LESSOR becomes aware of the impending return of a unit or parking spaces (particularly in the event of a notice of termination received from a tenant), the LESSOR shall notify the LESSEE by registered mail with return receipt requested.

The LESSEE shall then have a period of one (1) month to request the extension of the scope of this Lease to include said space.

2.2. If the LESSEE exercises the option granted to them under this article, the extension of the scope of the Lease shall take effect, unless otherwise agreed, on the day following the return of the relevant areas under the following conditions:

-	The LESSEE shall be granted early access to the additional space for a period of three (3) months, including one (1) month during which no payment is due and two (2) months during which the LESSEE shall be exempt only from paying rent;

-	the additional rent shall be identical to the rent in effect on the effective date of the extension, calculated on a pro rata basis for the additional space;

-	The LESSEE shall be entitled to an additional rent waiver of two (2) months per full year of the Lease remaining as of the effective date of the extension;

-	if the remaining term of the Lease is three (3) years or more, the LESSOR agrees to finance the renovation work on the units (removal of partitions, painting, carpeting, LED lighting, and plumbing), so that the LESSEE has spaces ready for occupancy.

In the event that the return of the affected premises occurs less than six (6) months after the Lessee has been notified in accordance with Section 2.1 above, the Lessee may request that the Lessor postpone the effective date of the extension of the premises until six (6) months after said notification.

The Parties shall execute an extension amendment within one (1) month following the Lessee’s exercise of its right to extend.

II. CONDITION PRECEDENT

1.	Principle

This lease is entered into subject to the condition precedent of obtaining a final preliminary declaration authorizing the change of sub-designation of a portion of the Premises with a surface area of 2,148 m² from the sub-designation “Offices” to “Industry” (the “SUSPENSIVE CONDITION”), enabling the LESSEE to carry out its business as stipulated in Article VI 1.1 below.

The CONDITION PRECEDENT is stipulated for the benefit of the LESSEE, who alone may invoke it.

A definitive preliminary declaration means a preliminary declaration that has not been subject to:

-	no objection to the City of Palaiseau’s preliminary declaration,

-	no appeal by a third party seeking the withdrawal and/or cancellation of the requested administrative authorization, within the time limit following the first day of the continuous and regular posting of the prior declaration on the BUILDING (“the POSTING”).

THE LANDLORD:

-	states that the prior declaration file was submitted to the relevant city hall departments in the LESSOR’s name on November 2 and 13, 2023, and that the file was the subject of a non-objection order No. DP 91477 23 10238 dated November 14, 2023;

-	specifies that the POSTING began on November 20, 2023, as certified by a judicial officer;

-	undertakes to keep the NOTICE posted continuously for a period of two (2) months, which it shall have verified by a judicial officer.

In the event of an appeal or a withdrawal, the LESSOR must notify the LESSEE of this, along with the supporting documents for said appeal, via email accompanied by a registered letter with return receipt requested, within two (2) business days of the date on which the LESSOR first became aware of it.

2.	Confirmation of the Fulfillment of the CONDITION PRECEDENT

The fulfillment of the SUSPENSIVE CONDITION shall be confirmed by a notification (the “NOTIFICATION”) sent by email, followed by a registered letter with return receipt requested, and accompanied by the following documents:

-	A copy of the three (3) records of posting of the prior declaration;

-	A certificate from the LANDLORD or the City of Palaiseau confirming that no appeal or withdrawal has been filed against the prior declaration.

The LESSOR agrees to send the NOTIFICATION to the LESSEE no later than two (2) business days from the date on which the fulfillment of the CONDITION PRECEDENT has been confirmed.

It is specified that the Early Availability, as defined in Article III below, shall commence on the first business day following the date of receipt of the NOTIFICATION by the LESSEE.

3.	Deadline for fulfillment of the condition precedent

The Suspensive Condition must be fulfilled no later than February 29, 2024.

If this condition has not been fulfilled by the expiration of this period, the Parties shall consult to discuss a possible extension.

Furthermore, solely in the event that the SUSPENSIVE CONDITION is not fulfilled due to an appeal filed by a third party, the LESSEE shall notify the LESSOR whether it intends to waive the benefit of the SUSPENSIVE CONDITION, within 15 (fifteen) days of receiving the registered letter with return receipt provided for in the last paragraph of Article II.1 above.

In such a case:

-	The LESSOR shall use its best efforts to defend the prior declaration, in particular (i) by retaining counsel to represent it in court, (ii) by pursuing all available legal remedies against any decision invalidating the preliminary declaration and, if necessary, by filing a new application for administrative authorization to remedy any deficiencies in the preliminary declaration and/or by making the necessary modifications to the PROPERTY;

-	each Party shall bear the potentially adverse consequences of any administrative decision definitively invalidating the preliminary declaration, without recourse against the other.

4.	Amendment Confirming the Fulfillment of the CONDITION PRECEDENT

The parties hereby agree to execute an amendment confirming the fulfillment of the SUSPENSIVE CONDITION within twenty (20) business days following the LESSOR’S NOTIFICATION, it being understood that the execution of said amendment is not a condition for the lease to take effect or for the confirmation of the fulfillment of the SUSPENSIVE CONDITION.

III. EARLY DELIVERY

In order to allow the LESSEE to carry out its renovation work, the Parties agree to an early occupancy period of approximately four (4) months, which shall begin on the first business day following the NOTIFICATION and end on June 30, 2024.

During the early occupancy period, the LESSEE shall be exempt only from the payment of rent, excluding charges, taxes, and fees.

At the start of the availability period, and prior to any work, the LESSEE agrees to connect the electrical systems of the Leased Premises to the dedicated meters; in the event that the connection cannot be made immediately upon availability, the LESSEE shall reimburse the LESSOR for any excess consumption generated by its work.

IV. TERM

This lease is granted for a term of 10 full and consecutive years, commencing on JULY 1, 2024, and expiring on JUNE 30, 2034, with the LESSEE having the right to terminate it unilaterally upon the expiration of the FIRST NINE YEARS, provided that, if the LESSEE intends to exercise this right, the LESSEE must give notice of termination to the LESSOR by registered mail with return receipt requested or by a bailiff’s writ at least six months in advance.

V. RENT

This lease is further granted for an annual rent of €1,225,860 (ONE MILLION TWO HUNDRED TWENTY-FIVE THOUSAND EIGHT HUNDRED SIXTY EUROS) excluding tax and charges, as per the breakdown set forth in Appendix C to this lease.

This rent shall be payable quarterly in advance, in addition to utilities, taxes, and service charges, on January1, April1, July1, and October 1 of each year.

This rent is exclusive of value-added tax. The LESSEE therefore agrees to pay to the LESSOR, in addition to the aforementioned rent, the amount of VAT or any other new, supplementary, or substitute tax that may be created, at the rate legally in effect on the date of each payment.

Rent Exemption:

The Lessor grants the LESSEE a rent waiver equal to TWENTY-FOUR (24) months of rent excluding tax and charges, effective from the date the lease takes effect, spread evenly over the first three (3) years of the LEASE, such that the rent charged during the first three years will correspond to one-third of the rent as indexed under the terms of Article VI-12 below.

VI. WORK BY THE LESSEE PRIOR TO THE EFFECTIVE DATE OF THE LEASE
AND FINANCIAL CONTRIBUTION BY THE LESSOR

1.	Renovation Work by the Lessor

Prior to making the Leased Premises available in accordance with Article III above, the LESSOR shall clean them in accordance with the accepted bill of quantities, a copy of which is attached as Appendix J.

2.	Renovation and Improvement Work by the LESSEE

2.1 The LESSOR agrees to the LESSEE’s performance of the adaptation and renovation work described in Appendix K. The LESSOR undertakes to file any application for administrative authorization that may be necessary for the LESSEE to carry out the adaptation work and to use its best efforts to obtain such authorization.

2.2. Furthermore, the LESSOR authorizes the LESSEE (i) to construct an interior staircase between two levels, provided that this is technically feasible, and (ii) to install a material hoist; at the end of the Lease, if the LESSOR so requires, the LESSEE must demolish this staircase and/or remove this material hoist, as well as restore the leased premises to their original condition (hereinafter “the Work to Remove the Staircase and/or Material Hoist”).

If the LESSEE carries out such interior staircase and/or goods lift removal work, the LESSEE shall pay to the LESSOR a sum equal to the cost of the staircase and/or goods lift removal work, as assessed by the contractor responsible for carrying out such work, in order to guarantee its financing, provided, however, that the payment of this guarantee shall not exempt the Lessee from carrying out the removal work on the staircase and/or the goods lift at the end of the Lease.

Given the specific nature of the obligation it is intended to secure, the LESSEE formally acknowledges that the security interest that would be provided to the LESSOR in the event the relevant work is performed does not constitute rent paid in advance within the meaning of Article L145-40 of the Commercial Code, such that said security interest shall not accrue interest in favor of the LESSEE.

If the LESSEE prefers, it may substitute a first-demand bank guarantee (the “GAPD”) in the same amount for the cash deposit.

Until the LESSEE has completed the Work to remove the staircase and/or the material hoist guaranteed by the GAPD, the LESSOR must be in possession of the cash guarantee or a valid GAPD.

If a GAPD has been substituted for the cash guarantee and in the event that said GAPD expires before the completion of the Work to remove the staircase and/or the material hoist, the LESSEE must provide the LESSOR, no later than fifteen (15) days before the expiration of the current GAPD, with either a cash guarantee of the same amount or a new GAPD of the same amount; failing this, the LESSOR shall be entitled to enforce the GAPD.

2.3. The LESSOR agrees to contribute to the cost of the renovation, adaptation, and fit-out work carried out by the LESSEE, up to a maximum amount of €630,866.90, excluding tax.

It is specified that in the event the actual cost of the renovation, adaptation, and fit-out work exceeds this maximum amount, the Lessee shall bear the entire cost of any excess.

The contribution shall be payable, possibly in installments, within thirty (30) days of the LESSOR’s receipt of an invoice issued by the LESSEE—limited to one invoice per month—to which the LESSEE shall attach the invoices paid to the contractors.

VII. RENTAL CHARGES AND CONDITIONS

During the term of the lease, the parties shall be subject to the obligations arising from law and custom, as well as to the following obligations, which the LESSEE undertakes to fulfill.

1.	Permitted Activities

1.1	The LESSEE agrees to use the leased premises in accordance with Articles 1728 and 1729 of the Civil Code, in a lawful and peaceful manner, exclusively as offices and/or business premises for the conduct of activities arising from its corporate purpose, excluding the reception of the public or sales to the public.

It is specified that the LESSEE may engage in related or complementary activities or carry out other activities, provided that such activities comply with the provisions of Articles 34 and Articles 34-1 through 34-6 of the Decree of September 30, 1953 (Law No. 71-585 of July 16, 1971), as well as the provisions of the internal regulations attached hereto as Annex D, it being specified that said annex corresponds to the updated version of the internal regulations resulting from the fulfillment of the CONDITION PRECEDENT and the entry into force of this Lease.

1.2	The authorized activities must not give rise to any violation of the law, nor to any complaint or claim by any party, including other occupants of the BUILDING. The LESSEE shall, accordingly, assume full responsibility for any grievances brought against the LESSOR in connection therewith, so that the LESSOR is never held liable and is protected from any consequences that may arise therefrom.

1.3	The LESSOR reserves the right to lease any other premises in the BUILDING to anyone, with the exception of any activity involving the design and/or production of quantum computers.

1.4	The LESSEE agrees to comply with all applicable regulations and ordinances, particularly regarding public works, sanitation, law enforcement, labor regulations, and safety, all so that the LESSOR is never inconvenienced or held liable. The LESSEE shall personally address any claim or order that may arise from the competent authorities regarding the terms of the LESSEE’s occupation of the premises leased hereunder.

1.5	The TENANT shall be solely responsible for obtaining any necessary administrative permits related to the use of the leased premises or the conduct of its business on said premises.

1.6	In general, the LESSEE must comply with the building’s internal regulations (Appendix D) to contribute to the maintenance and organization necessary for the building’s long-term viability.

1.7	Furnishing

The LESSEE shall keep the leased premises constantly furnished with furniture, furnishings, and equipment in sufficient quantity and value to ensure at all times the payment of rent and ancillary charges, as well as the fulfillment of all the terms and conditions of this lease.

1.8	Maintenance in a State of Use

The LESSEE shall maintain the leased premises in a condition suitable for effective use at all times, except during annual leave periods.

2.	Maintenance – Work – Repairs to the Building

All building maintenance work, excluding that covered by Article 606, is charged to the building’s tenants.

All equipment maintenance costs are the responsibility of the tenants. However, the Landlord remains responsible for:

-	the replacement of the two heat pumps, which was already planned at the time of signing of the lease;

-	the costs of replacing the major equipment listed below, provided that such equipment can no longer be maintained through routine maintenance and must be replaced in its entirety:

●	- Elevators

●	- Smoke exhaust system

●	- HVAC system

●	- Heating and cooling systems

●	- Mechanical ventilation systems

●	- Electrical riser in common areas

-	work resulting from the implementation of the so-called “tertiary” decrees ” (Decree No. 2019-771 of July 23, 2019, regarding obligations to reduce final energy consumption in tertiary-use buildings) and BACS (Decree No. 2020-887 of July 20, 2020, regarding the automation and control systems for non-residential buildings and automatic heating control), excluding measures specific to private equipment installed by the LESSEE;

-	renovation and waterproofing work on facades and roofs, excluding routine maintenance.

3.	Maintenance - Work – Repairs to the Premises

3.1	Initial Condition

It is hereby noted that the premises covered by this lease are known to the LESSEE, having been viewed and inspected by the LESSEE prior to the execution of this agreement.

Prior to the premises being made available, and in any event before the keys are handed over, an inventory of fixtures known as the “pre-move-in inventory” shall be prepared.

After the LESSEE has completed the work referred to in Article V, a new inventory of fixtures, known as the “final inventory of fixtures,” will be drawn up.

Unless otherwise agreed, these inventories shall be drawn up by a bailiff, whose fees shall be shared equally by each party.

3.2	Maintenance by the LESSEE

The LESSEE shall maintain the leased premises in good condition throughout the term of the lease and shall carry out all repairs that may be necessary, without exception, except for those that Article 2 above leaves to the LESSOR’s responsibility.

The LESSEE shall maintain all of its private premises, windows, locks, woodwork, electrical equipment, as well as all fixtures and fittings in its use, in good condition with regard to maintenance, operation, safety, and cleanliness.

The LESSEE shall paint these areas as often as necessary and, if necessary, replace any items that cannot be repaired.

The LESSEE shall maintain the floor coverings in perfect condition and, in particular, shall remedy the appearance of stains, burns, tears, holes, or peeling, and shall ensure safety of use and circulation.

The LESSEE shall promptly repair any damage that may occur in the leased premises.

3.3	Work by the LESSEE

The LESSEE may not carry out or cause to be carried out on the leased premises any demolition, any drilling through walls, floors, or ceilings, any modification to the utility systems (electricity, mechanical ventilation, heating, and air conditioning), or any construction without the LESSOR’s express written authorization and in accordance with the conditions defined by the LESSOR.

In the event that authorization is granted, the work shall be carried out under the supervision of the LESSOR’s architect and at the LESSEE’s expense, including the architect’s fees, the amount of which must remain in line with market standards.

The aforementioned approval procedure shall not apply to routine maintenance work, painting or interior decoration work, or simple modifications to partitions or wiring that the Lessee may carry out freely, provided such work does not affect common areas.

As the office spaces covered by this lease are delivered as shell spaces, the LESSEE may install partitions, but only after having the plans approved by the LESSOR.

The Lessee’s partitioning work must be carried out in strict compliance with best practices, particularly those relating to safety, and all technical requirements pertaining to heating, air conditioning, electrical, telephone, and IT systems, as well as soundproofing requirements, which may not be altered in any way whatsoever.

Such work must not cause any disturbance to the other occupants of the BUILDING or neighboring buildings.

The TENANT shall indemnify the LANDLORD against any liability the LANDLORD may incur toward any person for any loss or damage that may be directly or indirectly caused by the TENANT’s work.

3.4	Work by the LANDLORD

The TENANT shall, by way of derogation from Article 1724 of the Civil Code and without compensation, tolerate all repairs, improvement work, modifications, or even new construction that the LANDLORD may have carried out, regardless of the inconvenience and duration, even if the latter exceeds twenty-one days, and shall allow all necessary pipes and conduits to pass through its premises.

The LESSEE shall likewise bear, notwithstanding Article 1723 of the Civil Code and without compensation, all modification work on the leased premises that the LESSOR reserves the right to carry out, as well as all modifications to the common areas of the BUILDING.

In all cases referred to in this Article, the LESSOR shall in any event endeavor to minimize the inconvenience caused to the LESSEE in order to allow the latter to enjoy the Leased Premises as normally as possible during the performance of the aforementioned work. In particular, noisy work of any kind must be carried out in agreement with the TENANT, except in cases of emergency, safety necessity, or technical or regulatory impossibility (particularly in the case of work performed outside the Building).

3.4.1	The LESSEE shall grant access to the premises covered by this lease to the LESSOR, its agents, architects, contractors, and workers for the purpose of inspecting, repairing, and maintaining the BUILDING, it being understood that, except in cases of emergency, all visits shall be subject to at least forty-eight hours’ prior notice.

The TENANT hereby agrees to an annual inspection of the premises by the LANDLORD or one of the LANDLORD’s qualified representatives on the anniversary date of the lease.

3.5	Other Work

Notwithstanding Article 1719 of the Civil Code, the LESSEE shall bear the cost of any work or modifications that may be required under new mandatory regulations taking effect immediately, excluding, however, work that remains the responsibility of the LESSOR pursuant to Article 2 above.

The LESSEE shall bear, at its own expense, all modifications to service connections, replacement of meters, or interior installations that may be required by the water, electricity, hot and cold utility, or telecommunications companies.

The LESSEE shall, at its own expense, remove all formwork, fixtures, equipment, and machinery that it may have installed, as well as any improvements, signage, and all installations it may have made on the leased premises or on the PROPERTY, the removal of which is necessary for the detection and repair of leaks, cracks, and generally for the performance of any work that may need to be carried out on the BUILDING or within the leased premises.

3.6	The TENANT shall immediately notify the LANDLORD in writing of any accident or damage occurring on the leased premises, even if no apparent damage results therefrom, failing which the TENANT shall be personally liable to reimburse the LANDLORD for the amount of any direct or indirect loss incurred by the LANDLORD as a result of such accident, or shall be held liable to the LANDLORD for failing to report of said incident to the PROPERTY’s insurance company, the TENANT being deemed to act as a normally diligent tenant, not a real estate professional.

3.7	In the event of the LESSEE’s failure to comply with the obligations incumbent upon them, the LESSOR shall have the separate right, fifteen days after a simple notification by registered letter with acknowledgment of receipt has remained without effect, to have the unfulfilled obligation performed by any company of their choice, at the LESSEE’s expense, risk, and loss.

The resulting costs shall be automatically added to the next payment due.

4.	History and Forecast of the Lessor’s Work on the Building and/or the Leased Premises

Pursuant to Article L-145-40-2 of the Commercial Code, the following are attached (Appendix E) to this lease:

o	A summary of the work performed by the LESSOR on the PROPERTY and/or in the leased premises during the three years preceding the execution of this lease, specifying the cost thereof.

o	A summary of the work planned or contemplated by the LESSOR on the BUILDING and/or the leased premises within three years following the effective date of the lease, accompanied by a projected budget.

The LESSOR shall provide the LESSEE with a new summary report of the work completed every three years, as soon as possible following the close of the fiscal year.

A new statement of planned work will be provided to the LESSEE every three years.

It is noted, however, that the work contemplated and planned under this Article is provided to the LESSEE solely for informational purposes, and the LESSEE expressly waives the right to rely on it for any other purpose, and in particular to require the LESSOR to carry out such work.

The LESSOR shall retain the freedom to carry out or not carry out such work, to modify the schedule for its completion, or to abandon it altogether, as well as to carry out additional work if the urgency or proper functioning of the BUILDING should require it.

Similarly, the LESSOR may modify or carry out such work under technical and financial conditions different from those indicated in the aforementioned provisional budget if it deems fit, without being required to obtain the LESSEE’s consent, which the LESSEE irrevocably acknowledges and accepts.

Consequently, the LESSEE irrevocably waives any and all claims against the LESSOR in the event that such work is not carried out as if it under technical and financial conditions different from those proposed in the budget attached to this lease.

5.	Assignment and Subletting

5.1	The LESSEE may not grant the use of or sublet the leased premises to any person, in whole or in part, in any form whatsoever, even temporarily or on a provisional basis, whether free of charge or for consideration, without the express written authorization of the LESSOR.

5.2	The LESSEE may not place the premises under free management, in whole or in part, but shall be required to operate them personally.

5.3	However, notwithstanding the foregoing, the LESSOR authorizes the LESSEE to grant subleases:

-	up to 100% of the premises to its parent, subsidiary, or sister companies as defined in Article L233-1 of the Commercial Code;

-	up to 30% of the premises to any third-party company, provided that the third-party company’s business does not cause a nuisance to the other tenants on the site (no public access, logistics, or heavy industrial production).

Since the premises are indivisible by mutual agreement of the parties, the subtenant(s) shall have no direct rights vis-à-vis the LESSOR, and sublease agreements must expressly include this provision.

Furthermore, the LESSEE may not grant its tenant more rights than those of which it itself benefits.

Consequently, subleases may not be entered into for a term longer than that of the main lease.

5.4	The LESSEE shall be exempt from seeking the LESSOR’s consent for the sublease agreement. However, the LESSEE must send a copy of the signed sublease agreement by certified mail with return receipt requested within one month of its signing.

5.5	The LESSEE may not assign its lease rights, except in their entirety, to the purchaser of its business, or without the LESSOR’s express written consent.

5.6	In the event of a valid transfer of the business, the transfer agreement must specify the transferor’s commitment to remain jointly and severally liable with the transferee for the payment of rent and charges and for the full performance of the lease terms, unless the provisions of Article 393 of Law No. 66-537 of July 24, 1966, may be invoked where applicable.

The assignment must be recorded in a notarized deed or private agreement, to which the LESSOR shall be required to consent by notice given at least fifteen days in advance, by registered letter with return receipt.

A certified copy or an original copy of the deed of transfer must be provided to the LESSOR within one month of signing, at the LESSEE’s expense, failing which the lease shall be automatically terminated.

No assignment or contribution may be made if the LESSEE owes any rent or charges.

6.	Signs and Plaques

The LESSEE may not affix any specific signage to THE BUILDING, which is equipped with general signage located both along the public roadway and on the premises, in the lobbies, and on the landings.

The LESSEE may therefore display its names and logos in the locations designated for this purpose and in accordance with the guidelines set forth in the internal regulations (Appendix D).

The various installations shall be carried out by the LESSOR, at the LESSEE’s expense.

7.	Special Provisions

7.1	The LESSEE may under no circumstances use, even temporarily or intermittently, any common area, gallery, sidewalk, hallway, etc., whether for unpacking or packing, for displaying merchandise, or for placing counters, vending machines, kiosks, or other installations.

7.2	The LESSEE may not use any loudspeakers or other sound amplification devices that could be heard outside the leased premises, nor may the LESSEE use any electrical or other devices that interfere with radio, telephone, or television reception, unless such devices are equipped with mechanisms to prevent any disturbance to the neighborhood.

The LESSEE may not install any motor or machine in the leased premises other than office or computer equipment without the prior authorization of the LESSOR; if authorization is granted, the LESSEE must ensure that such equipment is equipped with the necessary devices to prevent any disturbance to neighbors. The LESSEE further undertakes to remove without delay any such equipment installed after authorization if its operation, despite the precautions taken, gives rise to complaints from other occupants of the BUILDING or neighboring buildings.

Notwithstanding the foregoing, the LESSOR authorizes the LESSEE to install the machinery and equipment listed in Appendix L, which are necessary for the LESSEE’s business, provided that the LESSEE complies with any specific regulations applicable to such machinery and equipment.

7.3	Under no circumstances shall the LESSEE conduct public auctions of furniture or other items on the leased premises.

7.4	The LESSEE agrees not to load the floors, including those in the parking lots, with a weight exceeding what they can normally support in accordance with the internal regulations (Appendix D) and, in case of doubt, must verify this weight with the LESSOR.

7.5	The LESSEE shall refrain from any noisy, dangerous, disruptive, or unsanitary activities and shall take all necessary measures to prevent any unpleasant odors. The LESSEE shall refrain from disposing of or allowing the disposal of corrosive substances into sewers and drains. The LESSEE agrees not to do or allow anything that could generally cause said drains to become blocked.

The LESSEE shall take all necessary measures to prevent the spread of rodents, insects, etc., and, if necessary, to exterminate them.

7.6	The LESSEE agrees to ensure that its staff and visitors behave appropriately.

7.7	The LESSEE agrees to use the leased parking spaces solely for parking the passenger vehicles of its employees or visitors, excluding any repair, oil change, or car wash activities.

The LESSEE agrees not to store any equipment, objects, or goods of any kind there, in particular: tires, gasoline cans, or oil cans.

Notwithstanding the foregoing, the LESSEE is authorized to set up a storage area for products necessary for its operations on two (2) underground parking spaces, subject to approval by an inspection agency.

The LESSEE agrees to drive in the parking lots only at reduced speed, observing the right-of-way rules of the Highway Code and the instructions of traffic signs and security and surveillance personnel, and not to let vehicle engines rev up or idle unnecessarily while stopped.

8.	Insurance

8.1	The LESSEE must insure and keep insured for the entire duration of the lease, through one or more companies of recognized solvency having their headquarters or a branch in France, the equipment and furnishings within the leased premises, as well as all facilities and fixtures, against fire, explosions (including riots and civil unrest), attacks, acts of vandalism and terrorism, water damage, theft, and glass breakage, all under standard terms and for standard coverage amounts in such cases.

These insurance policies must include coverage for claims by neighbors and third parties, as well as for loss of use.

The LESSEE must also, in its capacity as a tenant-occupant, obtain adequate insurance against the risk of civil liability for any bodily injury or property damage that may be caused to third parties, whether due to the occupation of the premises, the use of fixtures or installations, work performed by the LESSEE, or the actions of its employees.

The LESSEE must notify the LESSOR of any termination of its insurance policy, as well as of any modification substantially reducing the coverage provided. In such cases, the LESSEE must obtain insurance covering the risks specified in this lease prior to the expiration of the terminated policy and notify the LESSOR of the new insurance.

The LESSEE waives, and shall cause its insurers, as well as any sublessees of the LESSEE and their insurers, to waive, in the event of claims covered by the coverage provided for above, any recourse they might be entitled to exercise against the LESSOR and its insurers.

8.2	Prior to the handover of the keys to the building, the LESSEE must provide the LESSOR with a coverage note from its insurers or its broker confirming the issuance of policies that comply with the above provisions.

The LESSEE must provide proof, upon the first request of the LESSOR or its representative, of payment of the related premiums.

8.3	If the LESSEE’s business activities result in additional insurance premiums for either the LESSOR or the neighbors, the LESSEE shall be required both to reimburse the LESSOR for the amount of any such additional premiums paid by the LESSOR and, furthermore, to indemnify the LESSOR against all claims made by other tenants and neighbors.

8.4	By express agreement, the benefits of said policies shall be assigned to the LESSOR, and any indemnities owed to the LESSEE by any insurance company in the event of a loss for any cause whatsoever shall be allocated to the LESSOR’s benefit.

8.5	The TENANT agrees to report any loss to his insurance company within the time required by his policy.

8.6	The LESSOR shall personally arrange for the insurance of the PROPERTY, including common facilities and equipment, against the following risks:

-	fire and lightning
-	any explosions
-	electrical damage
-	falling aircraft and aerial objects
-	collision with a vehicle belonging to a third party
-	cyclones, tornadoes, storms, hail
-	smoke
-	strikes, riots, and popular uprisings
-	vandalism and malicious acts
-	water damage
-	natural disasters

This insurance shall extend to ancillary coverages, including, in particular, loss of rent for a period not exceeding two years, cleanup costs, and expert fees.

The LESSOR waives, and shall cause its insurers to waive, in the event of claims covered by the coverage provided above, any recourse they may be entitled to exercise against the LESSEE and its insurers and/or any sublessees of the LESSEE and their insurers.

9.	Liability and Recourse

The LESSEE agrees to waive all liability claims or complaints against the LESSOR, except in the event of proven negligence on the part of the LESSOR:

9.1	In the event of theft, attempted theft, any criminal act, or any assault of which the LESSEE may be a victim on the leased premises or in the outbuildings of the PROPERTY, the LESSEE hereby expressly waives the benefit of Article 1719, paragraph 3, of the Civil Code.

9.2	In the event of irregularities or interruptions in the water, electricity, telephone, or air conditioning services, or in the event of a stoppage in the operation of the elevators.

9.3	In the event of damage caused to the leased premises and/or to any movable property therein, resulting from leaks, seepage, moisture, or other circumstances; in the event of damage caused to parked vehicles, for any reason and in particular due to the maneuvers of other users, the LESSEE must insure against all such risks without recourse against the LESSOR.

9.4	In the event of actions causing damage by other occupants of the BUILDING, their staff, suppliers, and customers, or any third parties in general.

9.5	In the event of expropriation for public use, all rights of the LESSEE are reserved against the expropriating party.

9.6	In the event of accidents occurring on the leased premises or arising from the leased premises during the term of the lease, regardless of the cause, the LESSEE shall assume full personal liability and bear all resulting civil liability toward either its personnel, the LESSOR, or third parties, without the LESSOR being held liable or subject to legal action on this account.

9.7	In the event that, as a result of a fire, an explosion regardless of the cause, or any other disaster, the leased premises are destroyed or rendered unusable in whole or in part to an extent exceeding 50% of the total floor area, this lease shall be automatically terminated without compensation.

If, however, the leased premises are only partially destroyed or rendered unusable, the LESSEE shall be entitled only to a reduction in rent proportional to the destroyed area.

In the event that, for reasons beyond the LESSOR’s control, reconstruction to the original standard proves impossible within two years—or even if it is only partially possible—this lease shall be terminated without any compensation to the LESSEE, and the LESSOR shall retain the full proceeds of any property insurance claims.

10.	Inspection of the premises

The LESSOR reserves the right, for itself or any person acting on its behalf or duly authorized by it, to enter the leased premises during business hours in order to take measures to protect its rights, in addition to what is set forth in Section 3.6 of this lease.

As soon as notice of termination has been served, and during the last six months of occupancy of the leased premises, and furthermore in the event that the PROPERTY or the leased premises are put up for sale, the TENANT must allow prospective tenants or buyers, accompanied by the LANDLORD or his authorized representative, to view the premises on all business days from 10 a.m. to 5 p.m., provided, however, that, to the extent possible, the TENANT is given 48 hours’ notice.

11	Return of the Premises

11.1.	The TENANT must return the leased premises in good condition, clean, and with all necessary repairs completed, and must pay for any repairs that may be due.

Any real estate improvements made by the LESSEE shall become the property of the LESSOR by accession at the end of the lease, without compensation of any kind.

The LESSOR shall have the alternative option of requiring the LESSEE (i) to return the premises in a “stripped-out” condition (with partitions, computer cabling, and other fixtures removed) and (ii) to remove equipment installed in common areas (including the rooftop air conditioning system) to meet the LESSEE’s specific needs.

11.2.	To this end, within 15 days of the LESSEE giving notice to vacate, a preliminary exit inspection shall be conducted, which, after comparison with the “entry inspection report,” shall include a list of any repairs for which the LESSEE is responsible.

Unless otherwise agreed, the TENANT shall have all such repairs carried out at its own expense under the supervision of the LANDLORD’s architect, whose fees—which must be in line with market standards—the TENANT shall also bear; such work must be completed no later than the expiration date of this lease.

Proper completion of the work shall be verified by the preparation of an inventory of fixtures known as the “exit inventory,” which shall be drawn up by a bailiff, with the costs to be shared equally between the parties.

In the event that the TENANT fails to carry out the repairs within this timeframe, or fails to respond to the LANDLORD’s summons, or refuses to sign the inventory, the LANDLORD shall have the cost of said repairs assessed by his architect, and the TENANT shall then pay him without delay.

In such a case, the TENANT shall be liable to the LANDLORD for compensation equal to the utilities and one and a half times the rent, calculated pro rata temporis from the date of expiration of this lease, for the duration during which the premises are rendered unusable while the repairs required of the TENANT are being carried out.

11.3.	Upon vacating the premises at the end of the lease, in the event of early termination, or more generally for any cause or reason whatsoever, the LESSEE must, one month in advance, notify the LESSOR of the date on which they will move out and provide the LESSOR with their new address.

The LESSEE further undertakes, prior to any removal of the furnishings, even partial, to provide proof of payment of the taxes and fees for which they are responsible, both for past years and for the current year, as well as all rent and service charges, and to provide the LANDLORD with their future address.

12.	Indexation

The parties expressly agree that the above rent shall be indexed on July1of each year to the ILAT tertiary sector rent index published quarterly by INSEE.

For the first indexation, the benchmark index will be the latest ILAT index published on July1, 2024, and the comparison index will be the index for the same quarter of the following year.

For subsequent indexations, the comparison index for a given year will serve as the reference index for the following year.

If the INSEE indices were modified, the new similar indices published would be used, applying the official adjustment coefficient. If the INSEE index ceased to be published, a new index would be reconstructed based, if possible, on information provided by that Institute, or failing that, on data provided by professional construction organizations.

In the absence of an amicable agreement regarding this reconstruction, an expert opinion shall be sought. Each party shall appoint an expert, and the experts so appointed may call upon a third expert to settle the matter, whose opinion shall be decisive.

The lessor declares that the indexation clause constitutes an essential and decisive stipulation of its willingness to enter into the contract, without which this lease would not have been concluded.

13.	Taxes and Duties

13.1	The TENANT agrees to pay all personal and property taxes, rental taxes, business taxes, street cleaning and garbage collection fees, and any other taxes for which the LANDLORD is liable on behalf of the TENANT for any reason whatsoever, and to provide proof of payment upon the LANDLORD’s request and at least eight days prior to the TENANT’s departure at the end of the lease.

13.2	The TENANT shall reimburse the LANDLORD, along with the charges, for the TENANT’S share of the property tax as well as the tax on office premises corresponding to the leased premises, the tax on parking spaces, the additional tax on parking spaces, and all duties or taxes pertaining to said premises, which may subsequently replace said taxes or be created.

A detailed list of the taxes and fees charged to the LESSEE is included in Appendix F hereto; in the event of any conflict with the provisions of this lease, the latter shall prevail over said appendix.

14.	Common Areas and Expenses

14.1	The expenses are allocated among all occupants of the building in proportion to the rental area occupied by each, or according to the allocation formulas applied to the building.

14.2	The TENANT shall reimburse the LANDLORD, without exception or reservation, for their share of all operating expenses of the BUILDING, a detailed inventory of which is set forth in Appendix F, in accordance with the percentages and allocation formulas indicated in said appendix; in the event of any conflict with the provisions of this lease, the latter shall prevail over said appendix.

The Parties hereby agree that a new allocation formula for HVAC-related expenses shall take effect immediately after the Lessee has completed the work necessary to make all or part of the Leased Premises independent from the Building in terms of HVAC.

14.3	The LESSOR or its manager shall consult with the LESSEE if it intends to modify the common services of the BUILDING; any modifications shall not have the effect of degrading the standard of the BUILDING.

15.	Provisions for taxes, fees, and charges

The LESSEE shall be required to pay in advance, at the beginning of each quarter directly to the manager of the BUILDING, along with the rent payment, a provision initially set at €145,915 excluding tax, plus VAT.

No later than July1of each year, the LESSOR shall prepare a statement of taxes and charges for the preceding calendar year and settle them.

The LESSOR may, furthermore, adjust the provision for expenses at any time based on the expenses of the previous fiscal year or on projections of future expense trends.

16	Security Deposit

16.1	The LESSEE has today paid the LESSOR a security deposit in the amount of three months’ rent excluding taxes, i.e., €306,465 (THREE HUNDRED SIX THOUSAND FOUR HUNDRED SIXTY-FIVE EUROS), for which the LESSOR hereby issues a valid and binding receipt.

for which a receipt has been issued

This non-interest-bearing security deposit is intended to guarantee the TENANT’s performance of his obligations and, in particular, to ensure the LANDLORD is paid for any rental repairs at the end of the lease, as well as any other amounts that may then be owed by the TENANT for rent, utilities, refundable taxes, or other charges.

It shall be refunded to the TENANT at the end of the lease, after moving out, returning the keys, verifying repairs, and paying all rent and charges, after deducting all amounts for which it is intended to guarantee payment.

Under no circumstances shall the TENANT be entitled to offset the final installment of rent and charges against the security deposit.

16.2	This amount shall also be increased or decreased upon each adjustment of the rent level, so as to remain equal at all times to three months’ rent.

17.	Amendments - Forbearance - Indivisibility

17.1	Any amendment to this agreement may only be made in writing and expressly in the form of a bilateral agreement or an exchange of letters.

17.2	Under no circumstances may this amendment be inferred from the LESSOR’s inaction or even from mere tolerance, regardless of its frequency or duration; the LESSOR shall at all times remain free to demand strict compliance with the clauses and provisions that have not been expressly amended in writing.

17.3	This lease is hereby declared indivisible for the sole benefit of the LESSOR.

18.	Termination Clause - Penalties

18.1	It is expressly stipulated that in the event of failure to pay a single installment or portion of rent or ancillary charges by their due date, or in the event of non-performance of any single condition of the lease, and one month after a formal notice has remained unheeded, this lease shall be automatically terminated at the LESSOR’s discretion, even if payment or performance occurs after the expiration of the aforementioned period. Jurisdiction is hereby assigned, as necessary, to the judge presiding over summary proceedings to establish the LESSEE’s breach and the application of this clause, and to order the LESSEE’s eviction.

18.3	Any amount due under this lease that is not paid by its exact due date shall accrue interest at the EONIA rate plus 4 percentage points, and eight (8) days after a simple registered letter has remained without effect.

18.4	In the event of termination by operation of law or by court order, the total amount of advance rent payments as well as the security deposit referred to in Article 14 shall be retained by the LESSOR as a lump-sum and non-reducible indemnity for the sole loss resulting from such termination, without prejudice to any other amounts due or damages for compensation for losses resulting from the LESSEE’s actions, whether or not such actions caused this termination.

18.5	The occupancy indemnity payable by the LESSEE in the event of failure to vacate the premises following termination by operation of law or by court order or upon expiration of the lease shall be calculated on a lump-sum basis as double the total rent for the last year of the lease.

19	Environment - Sustainable Development – Environmental Annex

19.1.	Implementation of Environmental Protection Regulations

The LESSOR and the LESSEE agree and undertake to combine their efforts to improve the environmental performance of the Building and to meet the objectives and recommendations of Law No. 2015-992 of August 17, 2015, on the energy transition for green growth, the Elan Law No. 2018-1021 of November 23, 2018, and their subsequent provisions, without prejudice to the provisions of Article 27.10.2. To meet these objectives:

Each party agrees to provide the other party, upon request and in any event at least once a year, with the data it possesses regarding energy and water consumption, as well as waste and greenhouse gas emissions from the premises.

The Parties shall provide each other, if such documents exist, with the carbon footprint of the premises or the carbon footprint of the activity carried out by the LESSEE on the leased premises.

Each Party undertakes to incorporate environmental considerations into its decision-making processes regarding the design and/or equipment of facilities, or regarding their management, in order to choose, whenever reasonably possible and feasible, the most effective solutions, and to never jeopardize the certifications and/or labels obtained, nor the achievement of the Building’s environmental performance objectives set forth in the Tertiary Decree.

If, notwithstanding the foregoing, the Parties fail to reach an agreement on the choice of work or installations to be carried out to improve the environmental performance of the BUILDING, the LESSOR shall retain the freedom to decide on the work or installations to be undertaken, which it deems relevant to improve the BUILDING’s performance, including those required by changes in applicable legislation.

For all work and/or installations intended to improve the environmental performance of the BUILDING and not falling under routine maintenance or replacement, the LESSEE expressly undertakes:

-	to provide and facilitate access to its premises to enable such work to be carried out,
-	and, upon completion of such work and/or installations, to comply with the terms of use.

In the event that the LESSOR undertakes a renovation plan intended to improve the environmental performance of the Premises that would require the LESSEE’s evacuation, the LESSEE hereby agrees to explore with the LESSOR any alternative occupancy solutions.

19.2	Implementation of Regulations Relating to the Tertiary Decree

The Parties shall comply with the terms of the environmental appendix incorporating the obligations arising from the Tertiary Decree attached hereto (Appendix G); in the event of any conflict, the provisions of the Lease shall prevail.

20.	Risk Assessment

Pursuant to Articles L 125-5 and R 125-26 of the Environmental Code, the risk statement is attached to this lease.

This risk statement is set forth in Annex H.

21.	Energy Performance Certificate.

Pursuant to Decree No. 2006-1147 of September 14, 2006, and the Order of September 15, 2006, the energy performance certificate is attached to this lease.

This energy performance certificate is included in Appendix I to this lease.

22.	Waiver by the Lessee of the provisions of Article 1195 of the Civil Code

The Lessee hereby agrees to assume the risks associated with the occurrence of any unforeseeable circumstances and expressly waives the right to request a renegotiation of the terms and conditions of the Lease or its termination under the terms and conditions set forth in Article 1195 of the Civil Code, even if the occurrence of such unforeseeable circumstances were to make the performance of the lease excessively onerous.

23.	Fees - Registration - Election of domicile – Jurisdiction

23.1	All costs, duties, and fees associated with this agreement, as well as any that may arise as a result or consequence thereof, shall be borne by the LESSEE, who hereby undertakes to do so, subject to the penalty clause.

23.2	Should this lease be required to be registered, the LESSEE shall bear the financial burden thereof exclusively.

23.3	Any dispute concerning the interpretation or performance of this lease shall be submitted to the Court of Evry, to which the parties expressly submit for jurisdiction.

23.4	The LESSOR elects domicile as indicated at the beginning of this agreement.

23.5	The LESSEE elects domicile at the leased premises.

24.	List of Appendices

Appendix A:	Floor plan of the premises and parking lots
Appendix B:	Area Breakdown
Appendix C:	Rent Breakdown
Appendix D:	Rules of Procedure
Appendix E:	Work completed (n-3) and planned (n+3) by the Lessor
Appendix F:	List of categories of charges and taxes reimbursable by the Lessee
Appendix G:	Environmental Appendix
Appendix H:	Risk Assessment
Appendix I:	Energy Performance Certificate
Appendix J:	Estimate for the cleaning work performed by the Landlord prior to early occupancy
Appendix K:	Adaptation and renovation work carried out by the Lessee with the Lessor’s authorization
Appendix L:	List of the Lessee’s machinery and equipment

In the event of any conflict between the terms of an Annex and those of this Lease, the latter shall prevail.

24.	Electronic Signature

The Parties hereby agree to sign this document electronically, in accordance with the provisions of Articles 1366 et seq. of the Civil Code, using the electronic signature system developed by DocuSign, which alone guarantees the security and integrity of the digital copies of the document in accordance with the laws and regulations governing electronic signatures.

For the purposes of the electronic signature:

-	the Lessor represents and warrants to the Lessee that the signatory of the document referred to herein has full authority to execute the electronic signature of the document and is the sole person with access to the following email address and mobile phone number:

Jean-François BRUNEAU,jfjmbd@free.fr , Tel: 06 01 78 68 14

-	The Lessee represents and warrants to the Lessor that the signatory of the document referred to herein has full authority to electronically sign the document and is the sole person with access to the following email address and mobile phone number:

Raphaël FAUVEAU,raphael.fauveau@pasqal.com , Tel: 07 87 89 86 56

Each Party acknowledges that it has been informed of and has read the terms of use and validity of the DocuSign electronic signature system and declares that its signing of the document via the aforementioned electronic signature service is done with full knowledge of the technology used and the laws and regulations governing electronic signatures, and, consequently, irrevocably and unconditionally waives any right it may have to initiate a claim and/or legal action, directly or indirectly, arising from the reliability of said electronic signature process and/or the proof of its intent to enter into the agreement for that purpose.

Consequently, and in accordance with the provisions of Article 1375 of the Civil Code, the requirement for an original copy per Party is not necessary as proof of the commitments and obligations of each Party to this agreement. The delivery of copies of this agreement constitutes sufficient and irrefutable proof of the commitments and obligations of each Party.

Done at Palaiseau, on

December 21, 2023 | 11:29 a.m. CET	12/21/2023 | 12:30 CET

THE LESSEE	THE LESSOR

/s/ Raphaël Fauveau	/s/ Jean-François Bruneau